EXCO RESOURCES, INC. SEVERANCE PLAN
PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION
EFFECTIVE NOVEMBER 10, 2015, as amended THROUGH MARCH 8, 2017

This EXCO Resources, Inc. Severance Plan ("Plan"), is established under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as an unfunded welfare benefit plan to provide severance benefits to certain employees of EXCO Resources, Inc. (hereinafter "the Company") and its affiliates in the event of employment terminations under certain conditions. The Plan is established and maintained as a Welfare Program, and this document as a Welfare Program Document, under the EXCO Resources, Inc. Welfare Benefit Plan. Severance benefits under the Plan shall be determined exclusively under this Plan. This Plan is in no way contingent upon retirement under any EXCO Resources, Inc. retirement plan. This document is designed and intended, except where specified otherwise, to be both the summary plan description and the governing plan document.

I.    PLAN BENEFITS.

A.    Eligibility.

1.    Full-Time Employees. Eligibility under the Plan is limited to Employees of the Employer. For this purpose, an “Employee” means an individual as defined as an “Employee” under the EXCO Resources, Inc. Welfare Benefit Plan, and an Employer means the “Employer” as defined in Section 1.3(i) of the EXCO Resources, Inc. Welfare Benefit Plan for by whom the Employee is employed at the relevant time.

2.    Ineligible Individuals. An individual who is not reflected on the payroll and personnel records of the Employer as a common-law employee, but who is treated as an independent contractor, contract worker, leased employee, or other non-employee service provider, and whose compensation is either paid to a third party or otherwise not reported on IRS Form W-2 shall not be eligible for benefits under this Plan, even if such individual is later reclassified as a common-law employee by any court or regulatory agency.

        3.    Termination For Cause. No individual whose services are terminated for Cause may receive benefits under the Plan, even if the determination that the termination was for Cause is made following an otherwise qualifying termination. An Employee whose employment with the Employer is terminated by the Employer other than for Cause, may be eligible to receive benefits under this Plan. For this purpose, “Cause” includes reasons such as inefficiency, unsatisfactory performance, absenteeism and/or violation of rules of conduct, as determined in the sole discretion of the Plan Administrator. In the case of a termination for Cause, the Plan Administrator will inform an affected employee confidentially and in writing of the circumstances surrounding a discharge, and his or her ineligibility for benefits under this plan, including an explanation of the applicable Plan provisions and reasons for ineligibility for benefits.

4.    Service Through Designated Termination Date Required. To be eligible for benefits under this Plan, the employee must remain employed by the Employer until the final day of active work as designated by the Employer, Company or Plan Administrator, as appropriate. (Such final day of active work shall be referred to herein as the “Designated Termination Date.”) An employee who terminates employment or leaves work before said date, is deemed to have voluntarily resigned from the Employer and is not eligible to receive any benefit whatsoever under this Plan. Provided however, that the preceding sentence shall not apply to an Employee who leaves work prior to the Designated

Termination Date because of paid leave approved by the Company, inability to work due illness or injury, or FMLA leave, as determined in the discretion of the Plan Administrator.

5.    Transfers, Offers of Employment, Continued Employment and Outsourcing. An Employee shall not be eligible for benefits under this Plan in the event of termination of employment, if:

a.    the Employee is transferred from one Employer to another; or

b.    the Employee is offered, accepts or continues in employment with the surviving or purchasing person, company or entity in any Transaction. For purposes of this paragraph, a “Transaction” means a merger with the Employer (or any subsidiary or affiliate), the purchase of any or all of the Employer’s (or any subsidiary’s or affiliate’s) assets, or the purchase of any or all of the stock or assets of the Employer, or a spin-off, split-off or other reorganization or divestiture by the Company of the Employer or any portion of the Employer, or subsidiaries or affiliates; or

c.    the Employee's position or function is outsourced and the Employee is offered or accepts employment with the outsourcing company.

6.    Voluntary Resignation. No Employee who resigns voluntarily for any reason shall be eligible for any benefits under this Plan.

7.    Return of Company Property. If an Employee has not returned all Employer-owned property, equipment, vehicles, supplies, materials, computers and associated media or memory devices, proprietary and confidential data, cellular telephones, vehicles and other property in the employee’s possession by the Payment Date, as defined in Section I.B., all severance benefits under the Plan will be forfeited and will not be paid.

8.    Reduction In Force. Severance benefits shall be payable only to an Employee who is otherwise eligible for severance benefits hereunder, if the Employee’s employment with the Employer is involuntarily terminated in a Reduction In Force. For this purpose, a “Reduction In Force” means an action in which the employment of a specified, designated or identified group of Employees’ employment with the Employer is terminated without the expectation of recall as part of a reduction in employee headcount due to lack of work, reorganization of a business unit or operation, lack of funding, or other business reasons, by the Employer or by the Company, and which is determined by the Plan Administrator to be a Reduction In Force hereunder. The Plan Administrator shall have sole authority and discretion to designate those Employees whose employment will be terminated as part of a Reduction In Force, and only those Employees so designated shall be eligible for benefits hereunder. Employees who have been designated as part of a Reduction in Force shall be notified by the Employer, Company or the Plan Administrator in writing.

9.    Participant. An Employee who has been designated and notified as provided in Paragraph I.A.8. shall be deemed a “Participant” in the Plan. Enrollment for participation under the Plan shall not be required in order to be a Participant hereunder; provided, however, to receive severance benefits the Participant must comply with all requirements of the Plan, including but not limited to the Release Condition.

10.    Qualified Termination. A termination of employment of an Employee meeting the requirements of Paragraphs 4 and 8, and not described in Paragraphs 3, 5, and 6, of this Section A, shall be a “Qualified Termination” for purposes of the Plan. A termination of employment that is subsequently determined to be a termination for Cause as provided in Paragraph 3 of this Section A, shall not be a Qualified Termination.

B.    Severance Benefits.

1.    Payment Date. Under the Plan, Severance Pay, as defined in Paragraph I.B.2., unless previously forfeited, will be paid in a single lump sum on the 52d day following the date on which the Employee’s employment terminates in a Qualified Termination.

2.    Severance Benefits. The amount of Severance Benefits payable under the Plan to an Employee whose employment is terminated in a Qualified Termination shall be as set forth in Appendix A to this Plan, which may be further appended to by the Company from time to time. Each separate severance program then in effect shall be designated as Appendix A.1., A.2., etc.

3.    Release Condition - Forfeiture. All benefits under Section I.B.2. under this Plan shall be forfeited and shall not be paid or provided unless, as of the Payment Date, the Employee has executed, delivered, and not revoked a release in a form satisfactory to the Plan Administrator of any and all claims against the Company and its affiliates, including those arising from the employee's employment and termination of employment (a "Release") such that the Release is effective, non-revocable and enforceable on the Payment Date. The requirements of this Paragraph II.B.3.shall be referred to as the “Release Condition.”

C.    Notice of Eligibility.     Each Participant will be given written notice by the Plan Administrator of his or her eligibility for benefits under this Plan no later than his or her last day of work.

D.    Deductions. Applicable taxes are the only deductions taken from severance pay. Subject to the terms of any other ERISA plan of the Company, voluntary deductions from the severance benefits will not be allowed. Severance payments will be made on the date or dates provided hereunder and shall not be deferred or accelerated under any circumstances, and no payment hereunder shall be made after March 15 of the year following the year in which the Participant incurs a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and regulations thereunder. Amounts payable under this Plan shall be further offset or reduced by any amounts then owing to the Company by the Participant at the time of payment.

E.    Revocation of Release. In the event a Participant signs a Release and then revokes it, or if the Release is determined to be invalid, void or inapplicable, the Participant shall pay the Company upon the date of revocation the difference between the amounts actually received and the amount otherwise due under the Plan. However, nothing in this Plan would require a Participant to tender back benefits received under this Plan if the Participant seeks to challenge the validity of any release of claims arising under the Age Discrimination in Employment Act or state age discrimination law.

F.    Long- or Short-Term Disability. If a Participant is receiving long term or short term disability benefits under a plan sponsored by the Company, then unless the disability amounts are offset by payments under this Plan, the amounts payable under this Plan shall be reduced by the amount of the aggregate disability benefits received or to be received for the same number of weeks used in calculating the severance benefit.

G.    Reduction of Benefits for Payments Under WARN Act. Notwithstanding anything in the Plan or Appendix A (or any subappendix) to the contrary, each Participant’s Severance Pay paid as a cash payment shall be reduced by and to the extent of the amount paid dollar for dollar to such Participant in a situation where advance notice of such Participant’s loss of employment is required by either the federal Worker Adjustment and Retraining Notification (WARN) Act or any state or local law that is similar to the federal WARN Act, or both, relating to any period of time in which the Participant performs no productive work, as well as by any amount that must be paid to the Participant due to any failure by the Employer to provide notice pursuant to the federal WARN Act or similar state or local law, or both, and further reduced by and to the extent of any outstanding debt owed to the Employer or any of its subsidiaries or affiliates.

II.    Miscellaneous Plan Terms.

A.    Plan Administration and Interpretations. The Company is the named fiduciary which has the authority to control and manage the operation and administration of the Plan. The Company shall make such rules, regulations and computations and shall take such other actions to administer the Plan as the Company may deem appropriate. The Company shall have sole and complete discretion to interpret and administer the terms of the Plan and to determine eligibility for benefits and the amount of any such benefits pursuant to the terms of the Plan. In administering the Plan, the Company shall act in a nondiscriminatory manner to the extent legally required and shall at all times discharge its duties with respect to the Plan in accordance with the standards set forth in Section 404(a)(1) and other applicable sections of ERISA.

B.    Plan Year. The initial Plan Year of the Plan shall be the Effective Date through the following December 31. Thereafter, the Plan year is January 1 through December 31.

C.    Plan Termination and Amendment. The Company reserves the right to amend, modify or terminate this Plan in whole or in part at any time, in any way, in its sole discretion, without prior notice or consideration to any employee or Participant. All Participants shall receive any benefits to which they have become entitled under this Plan on or before the date this Plan terminates.

D.    Claims Procedure. Severance benefits will be provided to each Participant in the amount determined hereunder by the Company, as specified in the Plan Administrator's written notice to the Participant. If an individual (directly, or by and through an authorized representative as provided under ERISA) (“Claimant”) believes he or she has not been provided with the Severance Pay or other severance benefits to which he or she is entitled under this Plan, then the Claimant may file a request for review within ninety (90) days after the date he or she should have received such benefits according to the Plan. The request for review must be submitted to the Plan Administrator. The Plan Administrator will respond to the request for review within ninety (90) days after it is received, setting forth the reasons for its determination in writing. If the Claimant's request for review is denied, the Claimant may, within sixty (60) days after receiving written notice of such denial, file a written appeal with the Plan Administrator setting forth the reasons for disagreeing with the initial determination including any documents or records which support the Claimant's appeal. The Plan Administrator shall respond to this appeal within sixty (60) days after it is received, setting forth the reasons for its determination in writing. The employee may review pertinent Plan documents and his or her employment records and as part of the written request for review may submit issues and comments concerning the claim.

E.    Code Section 409A Compliance. All payments under this Plan shall be made on the date(s) provided herein and no request to accelerate or defer any payment under this Plan shall be considered or approved for any reason whatsoever, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and applicable guidance issued thereunder (“Section 409A”). All payments to be made upon a termination of employment under this Plan may be made only upon a “separation from service” as defined under Section 409A and any reference to a termination of employment, Qualified Termination, or otherwise, shall refer only to a separation from service as so defined. Each payment (including each installment, or payment as part of a series of payments, whether or not as part of an annuity) hereunder is a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii). Subject to Section 409A, if any amount payable hereunder is determined in good faith by the Company to constitute “deferred compensation” payable to a “specified employee” under Section 409A, then the Company shall make any such payment not earlier than the earlier of (1) the date which is six (6) months and one day following the date on which Participant separates from the service of the Company, as determined by the Company in good faith pursuant to Section 409A, or (2) not later than ninety (90) days following the date of the Participant’s death. In the event the Company determines in good faith that any amounts payable hereunder would otherwise be taxable to Participant under Section 409A, the Company may adopt such limited amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of accelerated tax treatment, penalty taxes and interest to Participant under Section 409A. Provided, however, that any determination or action in good faith made or taken by the Company for the purpose of complying with and preventing adverse tax consequences to Participant under Section 409A shall not constitute legal or tax advice, a representation, a warranty or a guarantee of such tax treatment to Participant. Participant will bear any tax consequences flowing from this Plan, and the Company shall have no liability or obligation to Participant or the Participant’s survivors or representatives, arising out of any determination or action made or taken by the Company in good faith regarding compliance with Section 409A in connection with this Plan. By accepting benefits hereunder, Participant represents and warrants that Participant has access to competent legal, tax and accounting advice and counsel with respect to the legal and tax aspects of this Plan.

F.    Exhaustion, Limitations. To the maximum extent permitted by applicable law, no suit for benefits under this Plan shall be maintained unless the person claiming under such suit has previously exhausted the administrative remedies provided for in the Plan. No suit for benefits may be maintained in any event unless such suit is brought within two (2) years of any loss being claimed therein.

G.    Entire Agreement. This document constitutes the entire Plan and is the entire agreement and statement of the Company's and the Participant's rights and obligations under this Plan and supersedes all prior and contemporaneous representations and understandings regarding severance benefits, whether oral or written. However, the foregoing shall not be interpreted to nullify or void a Release executed by a Participant in conjunction with this Plan.

H.    Assignment. Any assignment of a Participant's rights hereunder shall be null and void, and neither the Company nor the Plan Administrator shall be obligated to honor any such purported assignment.

I.    Relationship Between the Parties. This Plan does not imply or constitute any rights of employment or employment relationship. The Participant's employment with the Company is terminated on the Termination Date as defined in the Release or, if no release is signed, on the Participant's last active day of work in the office.

J.    Governing Law and Restriction on Venue. The law governing this Plan shall be as set forth in Section 9.4 of the EXCO Resources, Inc. Welfare Benefit Plan. A Participant, beneficiary or other Claimant shall bring an action in connection with the Plan only in United States District Court in Dallas, Texas.

K.    Severability. If any section or other severable portion of this Plan is determined by any court of competent jurisdiction, or by any arbitrator, to be ineffective, invalid or unenforceable, such determination shall not affect the validity or enforceability of any other section or severable portion of this Plan.

L.    Effective Date. The Effective Date of the Plan is November 10, 2015.

III.    INFORMATION REQUIRED BY ERISA.

NOTE: The information provided in this Section III of the Plan does not provide substantive rights, but is solely a notification required by ERISA. This Plan is a Welfare Program under the EXCO Resources, Inc. Welfare Benefit Plan. As such, the information below reflects the information provided under the EXCO Resources, Inc. Welfare Benefit Plan.

A.    Name of Plan.

The name of this Plan is: EXCO Resources, Inc. Severance Plan ("Plan"), Inc. Severance Plan (a Welfare Program under the EXCO Resources, Inc. Welfare Benefit Plan).

B.    Type of Plan.

This is an unfunded welfare benefit severance plan. The Company provides benefits from general assets, and no Employee contributions shall be required. The Company does not provide funding for the Plan through a trust, insurance policy, or otherwise.

C.    Plan Sponsor and Administrator.

The Plan's sponsor is EXCO Resources, Inc.. The Plan is administered by EXCO Resources, Inc. The Plan Administrator's name, address, telephone number, employer identification number and Plan number are as follows:

Name:    EXCO Resources, Inc.
Address:    12377 Merit Drive
Suite 1700
Dallas TX 75251-2256

Telephone No.:    214-368-2084

Employer I.D. No.:    74-1492779

Plan No.:    501

D.    Agent for Service of Legal Process.

The name and address of the person designated as agent for service of legal process is the same as the name and address of the Plan Administrator.

E.    Statement of ERISA Rights.

A Participant in this Plan is entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

▪
Examine, without charge, at the Plan Administrator's office, all Plan documents, including the Plan instrument (which is this document) and copies of all documents filed by the Plan Administrator with the Department of Labor, if any.

▪	Copies of all Plan documents and other Plan information which may be obtained upon written request to the Plan Administrator; provided, however, that a reasonable charge may be made for copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate the Plan have a duty to do so prudently and in the interest of Plan participants and beneficiaries. However, employees and agents of the Company carrying out their responsibilities with respect to the Plan are acting as representatives of the Company and not as fiduciaries in their own right. No one, including the Company or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent an employee from obtaining benefits or exercising his or her rights under ERISA. If the claim for benefits is denied in whole or in part, an employee shall receive a written explanation of the reason for this denial. An employee has the right to have the Plan Administrator review and reconsider the claim, as described in this document.

Under ERISA, several steps can be taken to enforce the above rights. For instance, if an employee requests certain materials required to be furnished by the Plan and does not receive them within thirty (30) days, the employee may file suit in federal court. In such a case, the court may require that the employee be provided with the materials and may fine the Company up to $110 a day until the employee receives them, unless the materials were not sent because of reasons beyond the Plan Administrator's control. If an employee has a claim for benefits which is denied or ignored in whole or in part, the employee may file suit in a state or federal court. If an employee believes that he or she has been discriminated against for asserting his or her rights, such employee may seek assistance from the United States Department of Labor or file suit in federal court. The court will decide who should pay the court costs and legal fees. If the employee is successful, the court may order the person sued by the employee to pay these costs and fees. If the employee loses, the court may order him or her to pay these costs and fees if, for example, it finds the claim is frivolous.

Any questions about this Plan should be directed to the Plan Administrator. Any questions about this statement or about an employee's rights under ERISA should be directed to the nearest office of the Employee Benefits Security Administration, United States Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.